InnerWorkings Postpones Release of First Quarter 2018 Financial Results
CHICAGO, IL – May 7, 2018 – InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, announced that it is postponing the release of its first quarter 2018 financial results and conference call due to errors in its historical financial statements identified during the course of its first quarter financial reporting close process. The Company will be restating its financial statements for the years ended December 31, 2017, 2016, and 2015, and all interim periods within those years.
The accounting errors relate primarily to recording a portion of costs of goods sold in the wrong period, and have no material impact on InnerWorkings’ cash flow, revenue, or liquidity. The restated financial statements will also correct other errors identified during prior periods, which were immaterial individually and in the aggregate. Based on its preliminary assessment, InnerWorkings estimates the aggregate impact of these corrections on income before income taxes as follows:

•	For the year ended December 31, 2017, a decrease in income before income taxes of $2.5 - $4.5 million;

•	For the year ended December 31, 2016, a decrease in income before income taxes of $1.5 - $2.5 million; and

•	For the year ended December 31, 2015, an increase in income before income taxes of $0.5 - $1.5 million
In order to allow sufficient time to complete its review and corrections to the historical financial statements, InnerWorkings is delaying reporting first quarter 2018 financial results and hosting its conference call, originally scheduled for May 8, 2018. The Company expects to file an amendment to its 2017 Form 10-K reflecting the corrected financial statements and reschedule its first quarter 2018 earnings release and conference call to no later than May 31, 2018. For more information about the restatement, please see the Company’s Current Report on Form 8-K (Item 4.02) filed on May 7, 2018.
Forward-Looking Statements
This release contains statements relating to future results and expectations regarding the impact of the restatement on historical financial results. These statements are forward-looking statements under the federal securities laws. We can give no assurance regarding any results discussed in these statements. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,000 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
Contact:
InnerWorkings, Inc.
Bridget Freas
312-589-5613
bfreas@inwk.com